Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference filed herewith on Form S-8 of NaturalNano, Inc. and Subsidiaries of our report, dated April 15, 2011, on the consolidated financial statements as of and for the periods ended December 31, 2010 and December 31, 2009, appearing in the Annual Report on Form 10-K of NaturalNano, Inc. and Subsidiaries. Our report, dated April 15, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

Freed Maxick & Battaglia, CPA’s, PC

Buffalo, New York
June 20, 2011